Exhibit 99.1

PACKAGING CORPORATION OF AMERICA ANNOUNCES PLANNED MANAGEMENT CHANGES

Lake Forest IL February 26, 2025 – Packaging Corporation of America (NYSE:PKG) announced today the following planned management changes.

Robert P. Mundy, PCA’s Executive Vice President and Chief Financial Officer, will step down as CFO on May 1, 2025 and remain employed by PCA in an advisory role through his planned retirement date of March 1, 2026. Bob has served as PCA’s CFO since 2015. Kent A. Pflederer, PCA’s General Counsel since he joined PCA in 2007, will become PCA’s Executive Vice President and CFO on May 1, 2025.

Thomas A. Hassfurther, PCA’s Executive Vice President, Corrugated Products has been named President of PCA. Tom will continue to report to Mark W. Kowlzan, Chairman and CEO, and will oversee PCA’s strategic growth efforts in addition to leading the corrugated products business. Tom has led PCA’s corrugated products business since 2009 and joined PCA in 1977.

D. Ray Shirley, PCA’s Senior Vice President, Corporate Engineering and Process Technology since 2019, has been named Executive Vice President, Corrugated Products. Ray will report to Tom Hassfurther and assume day-to-day management of the corrugated products business. Ray has worked for PCA since 1996 in various business and operational roles across PCA’s containerboard and corrugated products system. Ray will continue to oversee all aspects of PCA’s engineering and technology organization.

Commenting on these changes, Mr. Kowlzan said: “Bob has been instrumental to PCA’s growth and success over the last ten years. As a 45-year industry veteran, he brought considerable operational and strategic expertise to complement his leadership of our finance function. I am very pleased that he will remain with PCA to assist in the transition of the CFO role to Kent.

Kent has been a member of our senior leadership team for 18 years as a trusted advisor to our board of directors and me and has significantly contributed to the development and implementation of PCA’s strategy. He has a strong accounting and finance background and is very familiar with our finance function.

Tom has had a remarkable 45-plus-year career with PCA. He joined in 1977 and was quickly promoted to senior-level roles of increasing responsibility. Most recently, he served as PCA’s Executive Vice President, a role he has held since 2009. During his tenure, he has been the key driver of our profitable revenue growth strategy.

As President, Tom will be involved in all strategic decisions of the company. He will continue to be fully engaged in the leadership of the corrugated products business as well. In addition, Tom will now lead the next phase of our growth strategy. He will be responsible for allocation of capital to drive our business in support of our customers and continue to lead acquisition opportunities.

Ray has had a successful career at PCA, first on the mill side of the business, and for the last seven years, executing capital projects for our box plants. His contributions have led to best-in-class production capabilities for our customers. Ray’s accomplishments and business acumen have earned him a great deal of respect across our organization, and he is perfectly aligned to manage the corrugated products business.”

PCA is the third largest producer of containerboard and corrugated packaging products in the United States and a leading producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 86 corrugated products plants and related facilities.